Contact:
Brett Perryman
ir@bsig.com
(617) 369-7300

BrightSphere Names Suren Rana as Chief Executive Officer
BOSTON, April 16, 2020 - BrightSphere Investment Group Inc. (NYSE: BSIG) announced today that it has appointed its Chief Financial Officer, Suren Rana, as its Chief Executive Officer and President effective immediately. Mr. Rana will also join the Board of Directors. Guang Yang will be stepping down as CEO, President and Chairman. In addition, the Board elected John Paulson to succeed Mr. Yang as Chairman.
John Paulson said: “Suren Rana will be leading the Company as CEO going forward. As we look to grow our assets, we have found that tailored efforts led by our Affiliates directly, rather than centralized efforts, have been the most productive. Therefore, going forward, the Company will focus its distribution and product development efforts at the Affiliate level and will cease the supplemental efforts at the corporate headquarters by transitioning them to the Affiliates. Suren will lead this targeted approach and his experience in capital and resource allocation will be an asset going forward. With a diversified group of seasoned investment managers and a majority of our business focused on quantitative and private alternative strategies, BrightSphere is well positioned for organic growth.”
Mr. Paulson further added, “On behalf of the Board, I would like to thank Guang for his efforts at the Company.”
“I look forward to supporting our world-class Affiliates in growing their respective businesses. Focusing our organic growth efforts at our Affiliates will also allow us to further streamline our corporate center to be leaner and more efficient,” said Mr. Rana. “Our businesses generate strong free cash flow and we plan to deploy it to support our Affiliates’ continued growth, manage leverage and repurchase our stock, as and when appropriate, in order to maximize value for our shareholders,” Mr. Rana added.
Concurrent with Mr. Rana’s appointment, Christina Wiater will serve as BrightSphere’s Principal Financial Officer and Principal Accounting Officer. Ms. Wiater is currently the Company’s Controller and Chief Accounting Officer. Ms. Wiater joined the Company in 2009 and has been a key leader of the finance team since that time. Previously Ms. Wiater worked in the assurance practice at PricewaterhouseCoopers LLP and is also a certified public accountant.
About BrightSphere

BrightSphere is a diversified, global asset management company with approximately $204 billion of assets under management as of December 31, 2019. Through its seven, majority-owned, world-class investment management Affiliates, BrightSphere offers sophisticated investors access to a wide array of leading quantitative and solutions-based, private and public market alternative, and liquid alpha strategies designed to meet a range of risk and return objectives. For more information, please visit BrightSphere’s website at www.bsig.com.
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